Exhibit 99.77K

SUB-ITEM 77K

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

BBD, LLP, the independent registered public accounting firm to the Giordano Investment Trust (“Trust”), advised the Trust’s audit committee on December 2, 2011 that it was considering whether its opinions on prior year financial statements could be relied on given various deficiencies identified during an examination by the Securities and Exchange Commission staff relating to the valuation of certain holdings during those periods.

After further discussion with management, BBD, LLP decided that its audit reports dated November 23, 2009 and January 21, 2011 on the Fund’s financial statements should not be relied on until such time as the issues surrounding the audit reports have been resolved. Based upon the actions of BBD, LLP, this disclosure is being made in order to prevent future reliance on the financial statements and financial highlights covering the fiscal years September 30, 2009 and 2010.

The Trust provided BBD, LLP with a copy of this disclosure and asked BBD, LLP to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust in this disclosure and, if not, stating the respects in which it does not agree.  A copy of this letter, dated December 29, 2011, is filed as Exhibit Q1 to Sub-Item 77K.